Exhibit 10.35
[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both
(i) not material and (ii) would likely be competitively harmful if publicly disclosed.

FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of December 24, 2019, by and between OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”) and BELLICUM PHARMACEUTICALS, INC., a Delaware corporation with offices located at 2130 West Holcombe Boulevard, Suite 800, Houston, Texas 77030 (“Borrower”).
Recitals
A.    Collateral Agent, Lenders and Borrower have entered into that certain Loan and Security Agreement dated as of December 21, 2017 (as amended from time to time, the “Loan Agreement”).
B.    Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Borrower desires to enter into the MD Anderson Asset Purchase Agreement (as defined herein) pursuant to which Borrower agrees to (i) sell, convey, transfer, assign and deliver to The University of Texas M.D. Anderson Cancer Center certain Purchased Assets (as defined in the MD Anderson Asset Purchase Agreement), and (ii) enter into certain other arrangements all as more particularly described in the MD Anderson Asset Purchase Agreement.
D.    Borrower has requested that Collateral Agent and Lenders (i) consent to the MD Anderson Asset Purchase Agreement and the transactions contemplated therein as more fully set forth herein, (ii) modify the repayment provisions of the Loan Agreement, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein. In exchange for the agreement of the Lenders and Collateral Agent to (i) consent to the MD Anderson Asset Purchase Agreement and the transactions contemplated therein as more fully set forth herein, and (ii) modify the repayment provisions of the Loan Agreement, the Borrower has agreed to grant to the Lenders and the Collateral Agent a new security interest in Borrower’s Intellectual Property as of the MD Anderson Closing Date, all as more fully set forth herein.
E.    Collateral Agent and Lenders have agreed to amend certain provisions of the Loan Agreement to set forth the agreement above, but only to the extent, and subject to the terms and conditions and in reliance upon the representations and warranties, set forth below.
Agreement
Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.Consent. Pursuant to Section 7.1 of the Loan Agreement, Borrower shall not Transfer all or any part of its business or property without the prior written consent of the Required Lenders, except for certain specifically enumerated permitted Transfers. Notwithstanding anything to the contrary contained in Section 7.1 of the Loan Agreement and provided that (i) all upfront payments, royalties, milestone payments or other proceeds arising from the MD Anderson Asset Purchase Agreement that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement in favor of Collateral Agent, and (ii) no Event of Default has occurred and is continuing prior to, or would occur immediately after, as a result of the consummation of the transactions contemplated by the MD Anderson Asset Purchase Agreement, Collateral Agent and Lenders hereby consent, subject to the terms hereof, to Borrower’s (x) entry into the MD Anderson Asset Purchase Agreement and (y) the performance of Borrower’s obligations therein, and agree that the execution and performance of the MD Anderson Asset Purchase Agreement shall not, in and of itself, constitute an “Event of Default” under Section 7.1 of the Loan Agreement

3.Amendments to Loan Agreement.

3.1     Section 2.2(b) (Term Loan). Section 2.2(b) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(b)    Repayment. Borrower shall make monthly payments of interest only on each Payment Date during the Interest-Only Period. Borrower agrees to pay, on the Funding Date of the Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of the Term Loan and the first Payment Date thereof. For each Payment Date which does not occur during the Interest-Only Period, Borrower shall make equal monthly payments of principal, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule outlined in Annex I attached hereto, as applicable as determined by (x) the date of the MD Anderson Closing Date, and (y) the date of the achievement of the Capital Event; provided, however, that if the MD Anderson Closing Date is after January 31, 2020 then Collateral Agent shall provide an updated repayment schedule to account for the change in prepayment to be made on the MD Anderson Closing Date in accordance with Section 2.2(d)(ii). All unpaid principal and accrued and unpaid interest with respect to the Term Loan is due and payable in full on the Maturity Date. The Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).”
3.2     Section 2.2(d) (Term Loan). Section 2.2(d) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(d)    Permitted Prepayment of Term Loan.
(i)    Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loan at least thirty (30) days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.
(ii)    Notwithstanding anything herein to the contrary, on the MD Anderson Closing Date, Borrower shall prepay part of Term Loans advanced by the Lenders under this Agreement, payable to each Lender in accordance with its respective Pro Rata Share, in an amount equal to the sum of (A) a portion of the outstanding principal of the Term Loans equal to [***] ($[***]), plus all accrued and unpaid interest thereon through the prepayment date; provided, however, that if the MD Anderson Closing Date is after January 31, 2020 and prior to March 1, 2020 then such principal amount shall be equal to [***] ($[***]), (B) the applicable Final Payment with respect to the portion of such Term Loans being prepaid which shall be equal to [***] ($[***]); provided, however, that if the MD Anderson Closing Date is after January 31, 2020 and prior to March 1, 2020 then such applicable Final Payment shall be equal to [***] ($[***]), and (C) all outstanding Lenders’ Expenses as of the MD Anderson Closing Date. If the MD Anderson Closing Date occurs on or after March 1, 2020 and on or prior to March 31, 2020 then the required prepayment amounts under this Section 3.2(d)(ii) shall be further reduced by the consecutive equal monthly scheduled payment made by Borrower on the outstanding principal of the Term Loans. For the purposes of clarity, any partial prepayment shall be applied pro-rata to all outstanding amounts under each Term Loan, and shall be applied pro-rata within each Term Loan tranche to reduce amortization payments under Section 2.2(b) on a pro-rata basis.”
3.3     Section 5.2(d) (Collateral). Section 5.2(d) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(d)    Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. At all times after the MD Anderson Closing Date, (i) Each of Borrower’s and its Subsidiaries’ Patents is valid and enforceable and no part of Borrower’s or its Subsidiaries’ Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (ii) to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property or any practice by Borrower or its Subsidiaries violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Change. Except as noted on the Perfection Certificates, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other material agreement with respect to which Borrower or such Subsidiary is the licensee that (i) prohibits or otherwise restricts Borrower or its Subsidiaries from granting a security interest in Borrower’s or such Subsidiaries’ interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could interfere with Collateral Agent’s or any Lender’s right to sell any Collateral. Borrower shall provide written notice to Collateral Agent and each Lender within ten (10) days of Borrower or any of its Subsidiaries entering into or becoming bound by any license or agreement with respect to which Borrower or any Subsidiary is the licensee (other than over-the-counter software that is commercially available to the public).”
3.4     Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2(vii) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(vii) prompt notice of (A) at all times after the MD Anderson Closing Date, any material change in the composition of the Intellectual Property, (B) at all times after the MD Anderson Closing Date, the registration of any copyright, including any subsequent ownership right of Borrower or any of its Subsidiaries in or to any copyright, patent or trademark, including a copy of any such registration, and (C) any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property.”
3.5     Section 6.7 (Protection of Intellectual Property Rights). Section 6.7 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“6.7    Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent. At all times after the MD Anderson Closing Date, if Borrower or any of its Subsidiaries (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower or such Subsidiary shall substantially contemporaneously provide written notice thereof to Collateral Agent and each Lender and shall execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in such property. At all times after the MD Anderson Closing Date, if Borrower or any of its Subsidiaries decides to register any copyrights or mask works in the United States Copyright Office, Borrower or such Subsidiary shall: execute an intellectual property security agreement and such other documents and take such other actions as Collateral Agent may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. At all times after the MD Anderson Closing Date, Borrower or such Subsidiary shall promptly provide to Collateral Agent and each Lender with evidence of the recording of the intellectual property security agreement necessary for Collateral Agent to perfect and maintain a first priority perfected security interest in such property.”
3.6     Section 13.1 (Definitions). The following terms and their respective definitions hereby are added or amended and restated in their entirety, as applicable, to Section 13.1 of the Loan Agreement in their proper alphabetical order as follows:

“Capital Event” means delivery to Collateral Agent and Lenders of evidence, in form and content reasonably acceptable to Collateral Agent and Lenders, of the receipt by Borrower after the First Amendment Effective Date, but in no event later than March 31, 2021, of gross cash proceeds of not less than Thirty-Five Million Dollars ($35,000,000.00) from (i) the issuance and sale by Borrower of its equity securities to one or more investment partnerships advised by Baker Bros. pursuant to that certain Securities Purchase Agreement dated as of August 16, 2019 by and among Borrower and the Purchasers listed thereto, (ii) any sale of equity securities or (iii) any partnership or licensing arrangement of Borrower.

“Interest-Only Period” is the period commencing on the first (1st) Payment Date following the Funding Date of the Term Loan, and ending on January 31, 2020; provided that if the MD Anderson Closing Date is on or prior to March 31, 2020, the Interest-Only Period shall be automatically extended through December 31, 2020; provided further that if the MD Anderson Closing Date is on or prior to March 31, 2020 and the Borrower achieves the Capital Event, the Interest-Only Period shall extend for an additional seven (7) months beginning in the month following the month in which the Capital Event occurs, as outlined in Annex I attached hereto as applicable as determined by the date of the achievement of the Capital Event.
“IP Agreement” is that certain Intellectual Property Security Agreement entered into by and between Borrower and Collateral Agent dated as of the MD Anderson Closing Date, as such may be amended from time to time.
“First Amendment Effective Date” means December 24, 2019.
“Loan Documents” are, collectively, this Agreement, the Perfection Certificates, each Compliance Certificate, each Disbursement Letter, the Post Closing Letter, the IP Agreement, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified.
“MD Anderson Asset Purchase Agreement” means that certain Asset Purchase Agreement by and between Borrower, as seller, and The University of Texas M.D. Anderson Cancer Center, as buyer, in substantially the form attached hereto as Annex II.
“MD Anderson Closing Date” means the Closing Date as defined in the MD Anderson Asset Purchase Agreement, which, for the sake of clarity, is the date on which the transactions contemplated by the MD Anderson Asset Purchase Agreement occur are consummated.
3.7     Section 13.1 (Definitions). The following defined term and its respective definition is hereby deleted from Section 13.1 of the Loan Agreement in its entirety:

“Amortization Date”
3.8     On the MD Anderson Closing Date, Exhibit A of the Loan Agreement hereby is replaced in its entirety with Exhibit A attached hereto.

4.Limitation of Amendment.

4.1     If the MD Anderson Closing Date is after March 31, 2020, the amendments set forth in Section 3 hereof shall be revoked and Collateral Agent, Lenders and Borrower shall renegotiate each of the respective provisions thereunder. Furthermore, if the MD Anderson Closing Date is after March 31, 2020, the consent provided by Collateral Agent in clause (y) of Section 2 related to performance of Borrower’s obligations under the MD Anderson Asset Purchase Agreement shall be revoked, but, for the sake of clarity, the consent provided by Collateral Agent in clause (x) of Section 2 related to Borrower’s entry into the MD Anderson Asset Purchase Agreement shall not be revoked.

4.2     The consent and amendments set forth in Section 2 and Section 3 above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

4.3     This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5.Representations and Warranties. To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

5.1     Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2     Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3     The organizational documents of Borrower delivered to Collateral Agent and Lenders on the Effective Date, or subsequent thereto, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower; and

5.7     This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6.Release by Borrower.

6.1     FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Collateral Agent and each Lender and their respective present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment solely to the extent such claims arise out of or are in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing (collectively “Released Claims”).

6.2     By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected in respect of the Released Claims; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

6.3     This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Collateral Agent and the Lenders to enter into this Amendment, and that Collateral Agent and the Lenders would not have done so but for Collateral Agent’s and the Lenders’ expectation that such release is valid and enforceable in all events.

6.4     Borrower hereby represents and warrants to Collateral Agent and the Lenders, and Collateral Agent and the Lenders are relying thereon, as follows:

(a)Except as expressly stated in this Amendment, neither Collateral Agent, the Lenders nor any agent, employee or representative of any of them has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

(b)Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c)The terms of this Amendment are contractual and not a mere recital.

(d)This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

(e)Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Collateral Agent and the Lenders, defend and hold each harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

7.Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.Effectiveness. This Amendment shall be deemed effective upon (i) the due execution and delivery to Collateral Agent and Lenders of this Amendment by each party hereto, (ii) the due execution and delivery to Collateral Agent of the Corporate Borrowing Certificate attached hereto, and (iii) Borrower’s payment of all Lenders’ Expenses incurred through the First Amendment Effective Date.

9.Conditions Subsequent. Borrower agrees to provide Collateral Agent and the Lenders at least two (2) days prior written notice of the date that will be the MD Anderson Closing Date. Only if the MD Anderson Closing Date is on or prior to March 31, 2020 and pursuant to the terms of Section 3, Borrower agrees to on such MD Anderson Closing Date on or prior to March 31, 2020 (i) execute and deliver to the Collateral Agent and Lenders the Intellectual Property Security Agreement by each party hereto, (ii) Collateral Agent’s filing of a UCC-3 in respect of the existing UCC-1 filed with the Delaware Secretary of State naming Collateral Agent, as secured party, and Borrower, as debtor, amending the description of the Collateral to conform with Exhibit A as revised by this Amendment, and (iii) pay of all Lenders’ Expenses incurred through the MD Anderson Closing Date.

[Balance of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.
COLLATERAL AGENT AND LENDER:
OXFORD FINANCE LLC
By: /s/ Colette H. Featherly
Name:    Colette H. Featherly
Title:    Senior Vice President

BORROWER:
BELLICUM PHARMACEUTICALS, INC.
By: /s/ Atabak Mokari
Name:    Atabak Mokari
Title:    CFO

[Signature Page to First Amendment to Loan and Security Agreement]

EXHIBIT A
Description of Collateral
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including all Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include (i) more than sixty-five percent (65%) of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of any Foreign Subsidiary, if Borrower demonstrates to Collateral Agent’s reasonable satisfaction that a pledge of more than sixty-five percent (65%) of the Shares of such Subsidiary creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code; (ii) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral; (iii) cash securing obligations permitted under clause (h) of the definition of Permitted Indebtedness; (iv) Excluded Accounts; (v) any “intent to use” application for registration of a trademark filed pursuant to Section 1(d) of the Lanham Act, 15 U.S.C. Section 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent that, and during the period in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, and (vi) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Oxford.

ANNEX I
[Amortization Schedule]

[***]

ANNEX II
[MD Anderson Asset Purchase Agreement]

[***]